                                                                    EXHIBIT 99.2


                          INSITUFORM TECHNOLOGIES, INC.
                        OCTOBER 29, 2004 CONFERENCE CALL


Operator:           Good day and welcome, everyone, to this Insituform Third
                    Quarter 2004 Earnings conference call. This call is being recorded. Any financial or statistical information presented during this call, including any non-GAAP measures, most directly comparable GAAP measures, and reconciliation to GAAP results will be available on our Web site
                    Insituform.com.

                    During this conference call we will make forward-looking statements which are inherently subject to risks and uncertainties. Our results can differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

                    On the call with us this morning from Insituform is Chris Farman, CFO; and Tom Rooney, CEO. At this time for opening comments and introductions, I would like to turn the call over to the President and Chief Executive Officer, Mr. Tom Rooney. Please go ahead, sir.

Tom Rooney:         Good morning and welcome to our 2004 Third Quarter
                    conference call. Looking back on the third quarter, we see the continuation of some very positive revenue and margin trends in our rehabilitation market while we manage our way through profit variations in our tunneling business.
                    Overall, I am very pleased with the progress that we are making in rebuilding the profitability and the financial reliability of the company.

                    Now, some brief observations on our third quarter financial results. I'm pleased by the fact that our year-to-date revenue numbers are up 14 percent over the same three quarters of 2003 with a significant increase in revenue for the third quarter of this year.

                    Equally significant is the fact that rehabilitation gross margins are up almost a full percentage point comparing this quarter to the same quarter of last year. Tunneling gross margins are reported down for this period in comparison to the same quarter last year, but this is predominantly attributable to the margin erosion on one large project.

                    Current tunnel bidding activity supports the fact that margins are indeed up in Insituform's segment of the tunneling industry. It's worth noting that our rehabilitation business was adversely affected by the highly unusual hurricane activity that hit Florida and the southeastern United States this fall.

                    The combined effect of the four hurricanes caused a number of our CIPP crews to be idle for long periods of time. As a result, our revenue and gross profit for the quarter were off by $2.5 million and $900,000 respectively. All of the lost revenue and most of the gross margin losses associated with the hurricanes will be recovered in future quarters. But just over $300,000 of gross margin will never be recovered.

                    We estimate that our third-quarter earnings would have been two cents higher had we not encountered such unusual hurricane activity. Our operating expenses are up for the quarter, slowing the improvement of our operating margins primarily due to the ongoing investments in growth, operational excellence, and product innovation.

                    And now for an update on some of our strategic initiatives. Safety continues to be our most important initiative, and I'm pleased to report that we continue to see real improvement in our safety record across all of our business units. The addition of Tom Vaughn, who joined Insituform this quarter as Senior Vice President and Chief Operating Officer, will give our corporate safety initiative an immediate boost.

                    On the sales front, we continue to build our professional sales force by adding a total of three sales professionals this quarter, and we may add as many as four more professionals by the end of the year. Our engineering and research and development group has made great strides on a number of our most important new product development initiatives this quarter.

                    We will not comment on product development specifics, but these advancements will help to propel revenue and margin growth in a number of market segments over the next 18 months. We continue to make solid progress on a number of initiatives such as logistics, training, healthcare costs and financial reporting.

                    In addition to hiring Tom Vaughn as our new COO, we are pleased to have hired a new Corporate Quality Director this past quarter. These two leaders are key to moving forward our strategic initiatives aimed at overall operational excellence.

                    Taking a look now at our overall market. I'm encouraged by signs of overall strength in our municipal and commercial markets. In previous quarters I reported that spending appeared to be moving up for the first time in several years, and in the third quarter of this year we finally saw real growth in our revenue numbers.

                    Most encouraging is the fact that our revenues are up at the same time as we see increases in our gross margins. This trend towards revenue and margin growth is consistent in almost every one of our markets, domestically and internationally. Our year-to-date order-to-revenue ratio is currently 1.11, which while slightly down from the second quarter is consistent with the seasonal trends for this time of the year.

                    To date we haven't seen any real changes in the competitive nature of our market. We continue to see our competition as regional and fragmented with no single competitor achieving significant scale. At the board of directors level, I am very pleased by the fact that Al McNeill joined the board of Insituform this past quarter.

                    Al is the retired Chairman of Turner Construction Company where he spent 38 years of his career. Turner is one of the most respected organizations in the construction industry. As many of you know, I spent 12 years of my career with Turner Construction, and during many of those years Al McNeill was the Chairman.

                    Al's deep knowledge of the domestic and international construction industry and his sophisticated management expertise are perfect complements to our existing board as well as to me as the CEO. Now, that's a brief overview. And we will open the call up at this time for your questions.

Operator:           Thank you. If you would like to ask a question at this time, please press the star key followed by the digit one on your touch-tone telephone. Again, that is star one for questions.
                    We'll pause just a moment to left everyone signal. We'll go first to John Quealy, of Adams Harkness.

John Quealy:        Good morning, Tom and Chris.

Tom Rooney:         Good morning, John.

Chris Farman:       Good morning.

John Quealy:        Good quarter here. Could you talk about the gross margin
                    impact, especially the expansion on the CIPP side? Can you talk to a couple drivers for that? I know pricing continues to be sporadic spending on the geography you're bidding on.
                    But can you talk about some of the broad drivers that are giving you the up-side in the margin?

Tom Rooney:         Sure, John. You're right. It's not - it's not - there is not one factor. There are many. It's too early to be definitive about this, but it was about a year ago that we sought to rebuild our sales force. And intelligent selling and value-added selling inevitably would cause margins to increase. So is that the overwhelming contributor at this stage? No. Is it a contributor? Yes.

                    Market demand would be another factor. We have been expressing a belief that the market was growing, based on no other factor than market indications from outside sources. So when supply and demand shift, inevitably margins would move up. We think that's a contributor. How much is yet difficult to say.

                    The third piece of the puzzle I would tell you is our R&D group and technological advantage. On any given day we're constantly advancing the products that we use to be much more cost effective.

                    So when we drive cost out of our model, we open up an opportunity to create greater gross margins. So I would tell you it's all three factors. At this stage I'm not - I'm not perfectly certain which of the three contributes the most. But I'm absolutely certain that all three are combined causes.

John Quealy:        And, Tom, a follow-up on the R&D, and I know you can't get into specifics, but in terms of the CIPP growth that you're seeing now, can you characterize what percentage of that is being driven from new products? Are we still at the very early innings there? Or how is that shaping up?

Tom Rooney:         Well, John, let me say that our R&D group and engineering
                    has three missions. One is to make the current technologies we have reliable. The second mission is to drive costs out of the products that we are currently in. And the third is to take us with new technologies into new markets.

                    I believe your question is referring predominantly to the third dimension. The expansion in our business and the growth in gross margins I would suggest to you is really driven by the second of the two, which is driving the cost model down for us.

                    So, you know, a technology like CIPP and the way that we do it today and the way that we put the work together is far superior than what we did a year ago, five years ago, and 10 years ago. So the degree to which we are advancing in that area is most critical.

                    As to breaking into new markets, we have had success now in Europe in breaking in more significantly into the potable water, the drinking water market. So that would be a foray. But I think what you're seeing now in these numbers is great success on our part in becoming more efficient and more cost effective through technology in our - in our existing markets.

John Quealy:        OK. My final two questions, moving to the tunneling side.
                    Can you get into a little bit more detail about the cost overruns you saw at this project? Is this project, you know, again, at the early stages, at mid-way through? Can you just give us a little bit more here on that?

Tom Rooney:         Sure. Well, tunneling is inherently risky, always has been.
                    We have a great team who knows exactly what they're doing. I would say that even the numbers are significant, it's a reflection on the nature of the tunneling industry. The largest element of this is one project, the project is fairly well complete. And, no, it's not a shocking number.

                    It's - you know, the - anything that's counted in millions of dollars is not fun. But it's a great project. We really don't want to get into terrific details on it. It's very much under control. And there are different elements in a tunneling project.

                    You do mining of the shafts and then you pour concrete, and sometimes you even subcontract pieces of the work. And at various stages of any construction project, you reassess the
                    - your estimates to complete. We've just gone through that cycle. And, in fact, we've now gone through that cycle on all of our tunneling projects.

                    And one of the great benefits that we have right now is we just added a Chief Operating Officer, that being - he being Tom Vaughn. And Tom has been on board now just over seven weeks. So Tom has now been - and Tom has tremendous expertise in large-scale projects and project management.

                    And so we've gone through a great exercise in evaluating one and all of our tunnel projects to re-estimate cost to complete and feel very, very good about the tunnel projects that we have. We feel that they're under control, well-managed, and - but, you know, upon a significant top-to-bottom analysis, we decided at this stage we needed to re-assess cost to complete on certain projects. So the number looks interesting and significant, but we feel very good about the tunneling business in general.

John Quealy:        OK. And my last, just a follow-up on your answer there. Two things. One, do you think out of the re-scrutiny, if you will, of the tunneling cost that this is really the last major one to impact you in a significant way.

                    And, secondly, moving forward, what's a good way for us to look at what a standard deviation of cost could be for these types of businesses? And I know it's in - I know it's inherently difficult to say that, but there must be some guidepost that you use internally for a variance.

Tom Rooney:         Well, the standard deviation in the tunneling industry, when
                    I say that it's inherently risky, that means the standard deviation is significantly larger than our rehab business.
                    One of the - one of the beauties of our rehab business is it's, you know, the ultimate portfolio.

                    We have, I don't know the number, I'll say 1,500 contracts that we execute and projects that we execute in a year - my number may not be accurate, but it's on the right order of magnitude - versus several dozen in the tunneling industry. And so, you know, we have - we have percent moves on individual rehab projects that are dramatic, but at the - you know, on the income statement they're insignificant.

                    Whereas a three-percent move on a - on the cost estimate for a large-scale tunnel project, you know, we end up having to report it because it's a - it's a statistically and financially significant number. So the standard deviations, they're much more significant on the tunneling - in the tunneling business.

                    Much more relevant to me is more - much more sophisticated cost forecasting done on a monthly basis, on a quarterly basis, because these tunneling projects last as much as two and three years. And that's 24 to 36 monthly cycles and, you know, eight to 12 quarterly cycles.

                    And so when you talk about standard deviations, it's critically important that we develop and put about financial rigor along the lines of cost forecasting, certainly every quarter and maybe even every month on these projects. And that's a discipline that we knew we were getting when we brought Tom Vaughn on board.

                    And Tom Vaughn obviously has a much larger role to play within the organization, but one of the key things that he brings to us is that cost forecasting rigor. Such that in the event that you have standard deviations or deviations and variations in cost to complete, you take them in very small bites all the way along a project. By the way, a lot of those bites actually are for the positive, not always for the negative.

                    And so we feel very, very good about the tunneling business. Now, having said that, John, I do want to make a statement, because I went back and looked at the call notes from our last conference call. I would tell you that there's an undue focus with regards to Insituform on our tunneling business.

                    The tunneling business last year was 20 percent of our business. We've expressed on these calls and in our annual report that the market for tunneling appears to have tremendous growth opportunities. But I will tell you that we have no intention of becoming a tunneling business.

                    We're in the tunneling business, we're extremely good at tunneling, but it fits a role within our portfolio. And the driving element in this business is still the rehabilitation business. So going forward, the same percent makeup of this company in regards to tunneling is going to be consistent.

                    What's very appealing to us is that we know by managing risk in a more sophisticated fashion within the tunneling industry, while we see dramatic increases in bid margins, we see making more money in the tunneling industry going forward.

                    But I'd be remiss if I didn't say that Insituform should not be characterized as a tunneling company. That is one element of this company, just like rehabilitation and just like industrial pipe rehabilitation is. And we love the tunneling business, but it's not the - it's not the - it's not the primary driver of this company.

John Quealy:        OK, great.  Thanks, Tom.

Tom Rooney:         Yes.

Operator:           We'll go next to Jeff Beach, Stifel Nicolaus.

Tom Rooney:         Good morning, Jeff.

Jeff Beach:         Good morning. I have two questions. First, can you talk
                    about the, I don't know, book to bill level of orders in your segments as well as give us an idea where the backlog is, up/down, in your businesses?

Tom Rooney:         Yes, the - I believe we reported the book to bill is 1.11
                    for the year. I believe in the second quarter we were 1.27 or something along those lines. There's always a - there's almost always a seasonal effect where we burn off more in the second quarter - pardon me, in the third quarter than we gain.

                    And you can probably figure that the driver there is the work environment and the summer seasons and so on. But our business acquisitions are strong, very strong, including continuing to bring in new work at even higher margins.

                    So - and keep in mind the gross margins that we reported in income for this quarter were - was associated with work that we probably or for the most acquired in the first and second quarter earlier this year. And we continue to bid and obtain new work at even higher margins today. So we're very optimistic about what that means for future quarters.

                    But absolute backlog numbers, I believe that our backlog at the end of the quarter was $346 million, whereas in the previous quarter - let's see, give me a second - the end of the previous quarter was 369. So we burned off about 20 million more than we acquired. But for the most part that's what we - that's what we typically see in the third quarter.

Jeff Beach:         And to be more specific, can you just make a commentary
                    about the - even if it's describing the trend of tunneling business coming in, and, sewer rehab separately?

Tom Rooney:         Well, the tunneling business comes in big hunks. So you
                    might see us burning off a lot more tunneling, then all of a sudden our backlog jumps way up. You know, it's anything but a smooth line. Because, you know, when you have 20, 30, 40, $60-million project in a business unit that might have $150 million worth of backlog, that's a massive swing.

                    I'll make a general statement. In almost every business unit that we have, we are seeing backlog growth and a growth in bidding opportunities. So the trends are all in the right direction. Especially if you level for seasonality.

Jeff Beach:         OK. The second question I have is back to this one tunneling project in the quarter that you cited. Was all or part of that reduction in gross profit related to a claim filed like we've seen in the last two or three quarters in tunneling?

                    And just going back over the last year under this new methodology you used - you use now in reporting tunneling profits, where if you're got a claim you essentially, I guess, the way I'm looking at it you wipe out your tunneling profits, reported profits for the quarter, and get them back later. Can you go back and tell us a little - give us a little bit more history on when you started this and roughly how much claims have impacted the quarters over the last several quarters? Just to help us ...

Tom Rooney:         Yes.

Jeff Beach:         ... gauge what's happening in that division.

Tom Rooney:         Well, let me say this. The reassessment of cost to complete on the one project that was of note this quarter had nothing to do with claims. Or if there were claims involved, it would have been insignificant. But we'll say it was nothing.

                    To your second question of how we revised taking income from claims. That decision was made in the - at the end of the second quarter of last year, so July of last year. So starting with the third quarter of last year and continuing through today we've been operating with a more rigid and rigorous standard for booking revenue from claims.

                    The fact of the matter is on a sliding scale we have been resolving claims with clients of a very minimal nature in the last few quarters, and now we're starting to actually resolve claims back to what I would consider to be more of a steady state. So I would tell you - and we predict - we somewhat predicted that it would take about a year, a year and a half to even for the effect. And we're back to more of a steady state right now. In other words ...

Jeff Beach:         Thanks.

Tom Rooney:         ... in other words, the claims that manifested themselves a year ago and created an earnings drag are now being resolved today. But, frankly, new claims on new clients or new projects are manifesting themselves. And so it's as though old dollars are paying for new issues and we're back to steady state.

Jeff Beach:         All right.  Thanks, Tom.

Tom Rooney:         Thank you.

Operator:           We'll go next to Debra Coy, Schwab Capital Management.

Tom Rooney:         Good morning, Debra.

Debra Coy:          Yes, good morning, guys.

Chris Farman:       Good morning.

Debra Coy:          First, before I get into your smaller tunneling business,
                    Tom, on the rehab - on the rehab side, it certainly is impressive to see the margins go up. Can you talk about some of the reasons why? I guess what I'm wondering is your feel
                    - your sense for what you've got coming in now through the door, whether we should stay in about this 25-percent gross margin range on rehab or whether you think there's still more up-side, if you need to improve operations and bidding and so on. Kind of what's your sense of how this plays relatively in the near-term over the next couple of quarters.

Tom Rooney:         Well, we - we're 14 percent up three quarters over three
                    quarters, comparable period last. And I think your comment on 24 percent reflects - 23 percent reflects quarter over quarter ...

Debra Coy:          Well, actually, no. I was talking about the 25-percent gross margin in itself.

Tom Rooney:         Oh, I'm sorry.  Right.

Debra Coy:          Up from - which is up a bit from where you were last year
                    and it's certainly up very nicely sequentially.

Tom Rooney:         Right. We may see a quarter variance up or down. But I would tell you that the trend we believe will continue to be up.

Debra Coy:          OK.

Tom Rooney:         Dramatically, significantly, time will tell on that. You
                    know, we're still as a company a work in progress. And ...

Debra Coy:          Sure.

Tom Rooney:         ... I wouldn't want anyone to straight-line - if you took
                    that, we'll be a 60-percent gross margin within two years.
                    And that's - no one should believe that, obviously.

Debra Coy:          No, but what I'm wondering is whether - I mean, you had
                    been, you know, back the in heyday, if you will, you had been in the 26-27 kind of range. You're back now into call it sort of the mid-20s kind of range. Does that seem to be sort of normalized gross margins in this business? Is that - would that be a fair assessment? Within some - obviously some quarterly variations, as you say.

Tom Rooney:         Debra, I would tell you that I don't want to forecast where we'll - where we will be. But I equally would reject the notion that what we saw in the past was as good as it ever could be. I think with exceptional technological advancements, I think with exceptional sales performance, and I think with a growing industry, we're - within practical limits there's no - there's no reason to think that there's a limitation as to what the gross margins for this company should be.

                    But having said that, I don't - I don't want to leave you with the impression that we're going to be at a new heyday in two quarters. We have a tremendous amount of work to do. But measured in one, two, three-year increments, I don't think there's a natural ceiling as to how much gross margin we can make as a company.

Debra Coy:          OK. That's helpful, actually. On the tunneling side. Tom, I get your point that this is the smaller part of your business, although it is about 25 percent of revenues in the current quarter because it has been growing so fast.

Tom Rooney:         Right.

Debra Coy: And I think the - for me the key issue, you know, is this is the sort of thing that we have to look forward to in this business or is this something that you can get under control. I mean, it's a - it seems to be a combination of perhaps - I'm not sure whether this is a function of how the project was originally bid, or, you know, as you went through the cost assessment, as you said, as you went along either month by month or quarter by quarter.

                    So I guess my first question is whether there is, you know, some improvement that you can do in how you bid these projects to start with, understanding that you don't have that much room because it's still quite competitive.

                    And, you know, secondly, what the concentration is in terms of how many kind of - back to John's question on the standard deviation - you know, if you have - I'm not sure how many tunneling projects you're actually running right now.

                    I think it's a fairly small number, certainly, of large projects. And, I mean, when I look at even - if we had had a normalized margin in this quarter, you know, it's a five or six-cent swing. That's a big deal for your company even if it's a relatively small amount of revenues.

                    And what I'm trying to understand is whether you think that this sort of variability is just inherent to the business or whether you think as the - as the segment grows you have maybe a little less concentration because you have more projects, a little more bidding and operating discipline, you know, whether you think you can minimize these sorts of swings that have a really very material impact on the bottom line.

Tom Rooney:         Sure. No, you're right. Five cents is very material. It's -
                    if I thought, Debra, to your point, that we had the potential for five-cent swings every quarter, I would be - I am and I would be extremely concerned. I don't see that as the likelihood.

                    A couple of thoughts for you. The projects that we are re-forecasting or have re-forecasted and have re-estimated for completion in some cases were competitively bid two, two and a half years ago. Just for purposes of reflection, we're currently bidding work comparable to those projects, five-plus-percent gross margins - margin points higher today. So the market is different today than it was then. But having said that, there's still variability. At whatever level you might bid your gross margins, there's still the notion of variability.

Debra Coy:          Yes.

Tom Rooney:         And we're not helpless in this industry. It's not - it is an industry that has inherent risk to it, but sophisticated management systems and cost management systems and cost projection systems done in a rigorous - on a rigorous - in a rigorous way on a regular basis can greatly dampen and greatly mitigate those.

                    One of the reasons that I went looking for a world-class Chief Operating Officer was to bring in that level of sophistication, that level of rigor in the area of cost forecasting, cost management, and risk management. That's what we talk about when we talk about the tunneling industry.

                    We have a tremendous group of managers in the tunneling industry. You may recall a year ago we were reflecting on world records in the tunneling industry and great performance and solid safety records and so on. And we have a heritage in our tunneling industry of tremendous successes. But as with any company that evolves from one scale to the next, with it must come rigorous cross-management processes.

                    So we went and I went and found Tom Vaughn, a tremendous, tremendous addition to our team. Tom is working very closely with the Affholder tunneling group now to bring about the sophisticated risk management and financial forecasting that's - and financial and cost forecasting that's required.

                    So I would tell you that in the time that it takes, shall we say six to nine months, for us to bring about the extremely rigorous process that I'm referring to, you'll see a great dampening of variability. Having said that, Tom has been on board for seven weeks and has spent countless hours now with the tunneling group assessing where we are, where we believe we will be in the future.

                    And so at this stage we're already doing back-of-the-napkin sophisticated analysis of cost. So I feel very good about this business. But it is always an inherently risky business. But the degree of flexibility we have an ability to control and we will control.

                    And I'm very pleased with the people we have on board, both in the current Affholder management team and with the addition of Tom Vaughn. Add to that a very seasoned now financial team under Chris Farman. We like the tunneling business. We like what it has, we like the fact that we're bidding at gross margins five point high - five points higher than we were even a year ago.

                    So - but I just don't want to leave anyone with the message that Insituform is a pure tunneling play. It's not. We choose not to have it more of our portfolio than it currently is. We instead choose to make a lot more money in that industry.

Debra Coy:          Good.  That's encouraging.

Tom Rooney:         Yes.

Debra Coy:          So my last question is, you've talked in the past recently about seeing, you know, this explosive period of growth in the tunneling segment, you know, three, five, 700-percent kind of increase in the projects that are coming onto the market.

                    Can you just give sort of the current color of what you're hearing out in your markets both on tunneling and on rehab, which I think you had been characterizing as kind of accelerating to about a double-digit level of growth and demand in that segment, kind of what you're hearing out there right now.

Tom Rooney:         Sure. To the first point of tunneling growth. There's still tremendous bid opportunities in the market for tunneling. We
                    - I'll choose not to describe what we think our niche market for bidding opportunities is.

                    But within a subset of all of the bid opportunities that are available, we see tremendous bid opportunities now and into the future. And, by the way, to the point of our bidding acumen, I feel extremely good about our bidding team and their ability to bid. I don't lay awake at night wondering whether we'll have a $50 million bidding problem on a project.

                    So tunneling has a lot of growth opportunity there. The way we look at it is we want to see nice growth, modest growth with dramatic growth in gross margins. Then it's - then it's a business we really like, that being tunneling.

Debra Coy:          OK.

Tom Rooney:         As for the rehab business. We've all seen published reports from the EPA and others that might suggest 10 to 20-percent growth in the rehab industry. Well, our revenues now are starting to prove that out. And I at this stage have no reason to believe that that's not going to continue. But I will say that to the degree that our U.S. economy would waffle or retreat, so goes our business.

Debra Coy:          Sure.

Tom Rooney:         And you and I don't control that, but that's the reality of our business.

Debra Coy:          OK.  Thank you.

Tom Rooney:         Sure.  Thank you.

Operator:           We'll go next to Lorraine Maikis, of Merrill Lynch.

Tom Rooney:         Hi, Lorraine.

Lorraine Maikis:    Hi.  Good morning.

Tom Rooney:         Good morning.

Lorraine Maikis:    Just wanted to talk a little bit about some of the
                    initiatives you're working on. Could you quantify how much you've spent to date and then if you're starting to receive any of the benefits yet or you're starting to see some of your bidding process go a bit smoother because of your technologies? How is that impacting your overall business?

Tom Rooney:         We got quantified how much we are spending on initiatives, but we are spending on initiatives. You can - you can predominantly look at our increases of operating expense and SG&A and you can back into what that means. Are we seeing return on those investments? Absolutely. We're seeing it in a more streamlined manufacturing facility.

                    We spent - on a cap ex basis we've spent on the order of magnitude of $10 million down in our manufacturing facilities in Batesville, Mississippi. And we have a tremendous team down there that's done a terrific job of bringing those investments online. We're already starting to see definite return on that investment. In fact, higher than we had anticipated.

                    We've invested a great deal in logistics. And we - the investment in logistics will reap multiples of return on it. I would say we're starting to get to the point now where we have measurable returns on the logistics investment. And by, for the sake of argument, March we should be at full yearly return, as was expected. So that initiative is bearing tremendous fruit.

                    Needless to say, we've invested a great deal in SG&A with the sales force that we've increased. I want to say we've added 14 sales individuals as of this point and - including three this past quarter. And as I had mentioned earlier, it's a little bit hard to decipher what the impact is, but unquestionably - the addition of sales individuals is helping our revenue growth. So we feel very strongly about the investment we've made in our sales force.

                    We've clearly invested in safety. And safety is one of those areas where you invest in it, but your premiums and whatnot don't go down for several years because you had a lead lag effect. So we're investing and continue to invest.

                    We're seeing very statistical improvement in safety, which is just tremendous. We're also seeing short-term dollar savings in the area of safety. You know, fewer Band-Aids equals fewer expenses. But the big savings in safety happens a year or two from now when our premiums drop.

                    So, Lorraine, it's probably - and, by the way, I'd be remiss if I didn't tell you a few of the initiatives we've invested in have not paid off and may not pay off. That's the nature of the beast. We still feel good about the group of initiatives that we've invested in. Frankly, we're starting to pour much more money into research and development and technological enhancements. We very clearly believe that that's reaping benefits for us.

                    So very few initiatives have turned out to be poor investments, most have turned out to be great investments, and some are exceeding our expectations. All in all, we're just now starting to see benefit. Are we seeing net benefit beyond invested dollars? We're probably not quite to that point yet. Does that answer your question, Lorraine?

Lorraine Maikis:    That does, thank you.

Tom Rooney:         OK.

Lorraine Maikis:    And could you just talk a little bit about what you're
                    hearing from your municipal customers about their budgets, their spending plans? And then more specifically, how willing are they to spend on trenchless versus a more traditional pipe rehab process?

Tom Rooney:         Well, I'll take the second question first. There's been a
                    steady increase in trenchless versus dig - what we call dig and replace, the old-fashioned type. Twenty, 30 years ago, 100 percent of everything was done dig and replace. A year ago, 62 percent of the world was - the activities were done in a trenchless way.

                    We haven't done a statistical analysis on where 62 percent has moved, but if you want me to speculate, I'd say it's probably into the mid 60s, mid to upper 60s. It's gaining popularity with every day, both because of the non-intrusive nature of it, but also because of firms like us - and we lead - but as Insituform drives the price model down, we're not only more convenient, we're also a cheaper, less expensive solution. So - but having said that, there's a natural limit.

                    It might be 90 percent, it might be 80 percent. But there's a natural point at which one would definitely dig and replace for other reasons. But - so the share of the pie is becoming larger on the trenchless side every day, every week, every year.

                    We're pretty proud of the fact that we're driving that through innovation and through education of our clients. But to your first point, anecdotes on spending. This is probably the wrong time of the year to ask that question, because, frankly, many if not most of our clients are hunkering down wondering what their next year's budget is.

                    A number of them are also waiting to see the outcome of the presidential election. I can't honestly tell you whether the presidential election will have an impact regardless of the party involved, but, you know, there's a natural tendency, especially with something that turns on environment and capital spending, to hold and look for the results.

                    You know, maybe a year from now we'll all pine on whether the party or administration had an effect either way. But I guess what I'll say is at this time of the year most of our clients are sending us strong signals. The strong signals we'll pick up will be in January through May.

Lorraine Maikis:    Thank you.

Tom Rooney:         You're welcome.

Operator:           We'll go next to James Gentile, of Sidoti & Company.

James Gentile:      Good morning, gentlemen.

Tom Rooney:         Good morning.

Chris Farman:       Good morning.

James Gentile:      I was wondering if you could break out for us the 15 percent in rehab growth split between the acquisitions - I assume it's the Insituform East - and then the organic growth in certain of your CIPP regions.

Tom Rooney:         The East acquisition and the acquisition of Sewer Services in Europe would be the two that would be coming to us by acquisition. But - do we have a number? Total - we're talking about ...

Chris Farman:       Give us a minute, we'll get the number.

Tom Rooney:         Yes. It's not significant. It's roughly $6 million of
                    revenue growth associated with acquisitions. I would tell you that it's - the way to think about this is that we seem to be feeling steady pressure across almost every business unit in the world right now in growth. But, yes, we clearly have one-off increases associated with acquisitions. But there's almost - there are, but there are almost no markets in the world where we're not seeing growth.

James Gentile:      Has the, you know, the elimination of the East licensee
                    helped you guys out in that region year-over-year in terms of new business development next year?

Tom Rooney:         (Well) ...

James Gentile:      Can we expect the East mix to be greater next year than it was maybe this year?

Tom Rooney:         Yes, yes. Yes, that's one of our - that's one of our nice
                    growth areas. The owners of Insituform East had an interesting business model that they pursued for years. We, I'd like to think, are a more aggressive growth - more aggressive growth modeling and profit growth model. And that appears to be bearing fruit right now.

James Gentile:      Are you seeing more EPA mandates coming out of that area,
                    you know, in the Ohio region, for example, or is it more, you know, smaller incremental projects?

Tom Rooney:         We're really seeing those EPA mandates everywhere. And, yes, we see them in Ohio. I would say that the Northeast - I'm probably not perfectly counseled on this one - but I don't -
                    I don't get a sense that there are more EPA mandates coming out of the Northeast than anywhere else in the United
                    States.

                    But needless to say, that's an aged infrastructure with large population density. It's intuitive that one would think that that's a good market for us out into the future. I don't know that the EPA is anymore tenacious in that area
                    - or prolific in that area than any others. We just know that it's a great territory and a lot of room to run for us.

James Gentile:      Got you. And then just one more thing. The St. Louis
                    projects that could be coming on-line, could you give us an update being that you're probably closest to that market than anywhere else?

Tom Rooney:         Yes. Well, first of all, the St. Louis municipal district
                    had a change of administration several years ago and is intensely focused on high competition. So although I'd love to tell you since I'm a tax payer in St. Louis we'd probably get a front row seat, that's probably not the case.

James Gentile:      Right.  No, but ...

Tom Rooney:         And I'm not - and I'm not just saying to be politically
                    correct.

James Gentile:      In the grander scale, though, not as it pertains to
                    specifically you all, but how has - it seems to be ...

Tom Rooney:         Yes.

James Gentile:      ... quite large project. How is it moving forward in
                    general?

Tom Rooney:         It is, and it seems to be every - everything I hear is that it's moving forward nicely. But the sequence of events typically is obtain the funding through a referendum - and of course that happened I think in February of this year on the order of $500 million or so.

                    But then with those monies in hand, you have to go about hiring engineering firms to do your studies and this, that, and the other thing, and then you come out for bids, and then you finally get to the work. And we talked to the sanitary district, our people do, on a fairly regularly basis and help them with understanding of new technologies.

                    Having said all that, every indication that I get is that we won't see revenue impacts until the start of '06. So we don't have any impact today and we don't think we'll have any acquired backlog until this time next year or the beginning of '06.

James Gentile:      OK. And just - on an order of magnitude, there's 500 million allocated over a, you know, several-year period. How much of that over the - you know, over a 10-year, you know, time period would be appropriate for the services that you offer? Out of the larger pie, how much would be appropriate for Insituform?

Tom Rooney:         Right. Well, I have not - I'm not privy to the precision of what's in their budget, nor is anybody. In fact, that's why they're engineering it. But you could basically take a look at it and see three driving components, typically. One would be large diameter tunneling - and we know they have plans for that, that's part of our business.

                    They have rehabilitation, like CIPP-type rehabilitation. That's clearly part of our business. But then they will inevitably want to do some work on their sewage treatment facilities. That's not at all part of our business. So, you know, it might be a little blunt to do it this way, but if you wanted to say a third, a third, and a third, you'd probably be in the right ball park.

James Gentile:      Fair enough.  Thank you.

Tom Rooney:         You're welcome.

Operator:           We'll go next to Nick Galluccio, Trust Company of the West.

Nick Galluccio:     My question's been answered, thank you.

Tom Rooney:         Thank you.

Operator:           We'll go to Chris Blackman, Empirical Capital.

Chris Blackman:     Yes, thank you.  Hey, Tom.  Hey, Chris.

Tom Rooney:         Good morning.

Chris Farman:       Good morning.

Chris Blackman:     It's a small piece of your business, but would you just
                    touch on Tite Liner and what you all may have in store or what you're working on with Tite Liner. It seems to be obviously a very profitable but yet a small piece of your business with maybe some growth opportunities.

Tom Rooney:         You're - a very astute observation. Tite Liner I think of as one of the most exciting parts of our business, albeit currently a small revenue piece. But I think to your point, if I'm not mistaken, our gross margins are on the order of 35 percent.

                    Currently where we are with Tite Liner is we have a patented
                    - Tite Liner itself is a patented process. We run it through a division of our company called United Pipeline Systems, a business we bought I believe back in the '80s.

                    And United Pipeline's primary client base is oil and gas companies, where they have steel transmission lines that we
                    - that may be leaking or may be corroded or may have problems, and they pay us (in a trenchless fashion, a somewhat non-invasive fashion) to come in and line their steel pipe with our plastic high-density polyethylene. And we have patented product processes that are just tremendous. Great solutions.

                    In the world of lining steel pipe with HDPE, or plastic, we believe we have dramatic market share. In the North American continent, we probably have in excess of 90 percent of the market. Therefore we command very significant margins. Most of our clients don't even bid the work. They have - they're repeat clients, oil and gas companies, the big-name oil and gas companies that you'd be familiar with.

                    Another significant part of that business is lining steel pipes typically for mining companies. So down in the Andes Mountains of South America, copper mines, they bring huge volume tonnage of ore down out of the Andes Mountains through steel pipes, the ore scours the pipes, we line it and so on.

                    There's a couple of trends going on right now. Oil prices are in the news every day and so are steel and copper prices. So the notion that an oil company would replace steel pipe with new steel pipe doesn't bode well, but instead replace or fix steel oil transmission pipes with plastic is a smart alternative. So we're very optimistic about what that means for us in the future. Commodity prices mean that copper mines are opening back up around the world. We see that as a great growth business for us.

                    Net-net, if - and I'm going from memory - if our UPS business is in its entirety $25 million worth of revenue today, with 35 percent gross margins, I have every belief that our management team can make large moves in both the top line and the bottom line for that business unit. So it's a niche boutique part of Insituform, but I'd like to think three or four years from now we'll be talking about it in much different ways.

Chris Blackman:     Excellent. Thank you. Another follow-up question, if I may.
                    Carbon fiber, can you comment on how many feet of carbon fiber you currently have in the ground?

Tom Rooney:         We have thousands of feet in the ground, if I'm not
                    mistaken. Beyond that, I'd probably prefer not to discuss it. It is one of the - it's one of the areas that our R&D group has focused intensely on and has seen some interesting positive turns in the past quarter. So it's - we're very optimistic about what that means for us in the future.

Chris Blackman:     Can you - can you comment if you've moved your significant machine, I think your lever machine, to your Batesville facility yet?

Tom Rooney:         We have not. We may not move it. We may replace it with
                    larger volume capacity, we may leave it where it is. We're evaluating all of our options.

Chris Blackman:     OK. And then, finally, if you would, can you touch on your cap ex expectations going forward? Do you anticipate them staying at the current level, or since you've got Batesville up and running, could they abate some?

Tom Rooney:         Our cap ex this year has been driven by three - first of
                    all, as is obvious, our year-over-year cap ex is up dramatically. And the big swings there are three-fold. One is with growth of tunneling comes growth of tunneling machines, and they're very expensive. So that should be intuitive.

                    The second is, as you point out, Batesville, we invested all in about $10 million over the last 12 to 14 months in Batesville. That is abated. We may put a million or so in it every year - not that I can think of anything we're actually doing right now - but I wouldn't say we'll never invest in Batesville again. We certainly will. But a $10 million annual commitment won't repeat itself any time soon.

                    So that's not a recurring event. But the other thing is we are growing crews. The number of crews that we had a year ago versus the number of CIPP and other crews that we have today is way up. And with each crew we put in about three quarters of a million dollars worth of equipment and cap ex. So a crew-for-crew increase requires capital expenditure.

                    That we - I'd be thrilled if that continues to be a cap ex concern, because that means we're growing. But also as we evolve the technology of what we use and we refurbish our existing equipment, we go back in and change out existing crews to have much more efficient setups. That, I would tell you, this past year has been an anomaly, because we've made such a surge of investment to get to a new platform of operational efficiency. So that's not going to.

                    Having said all of that, what kind of mathematics does that mean for next year? We're working on those numbers right now as we put our business plan together. But I would say that we'll probably look back and say that '04 was a rather unusual year for capital expenditures.

Chris Blackman:     Thank you very much.  Congratulations.

Tom Rooney:         Thank you.

Operator:           As a reminder, that's star one for questions. We'll go next to Arnold Ursaner, of CJS Securities.

Arnold Ursaner:     Hi.  Good morning.

Tom Rooney:         Good morning, Arnie.

Arnold Ursaner:     A couple of questions, if I can. One is no one's asked you about raw material costs. Obviously resin is a key part of your rehab work. And things like concrete and steel, which you use in tunneling, are soaring. What can you tell us about raw material costs? And specifically in tunneling, do you get contract relief at certain levels?

Tom Rooney:         We do not. It is one of the things that we're looking at. In terms of - well, first of all, I don't think any of us have seen - going back to the '70s, we haven't seen the kind of crude oil price swing like we've seen in the last six months or so. So we are digesting what that means to us as a company. Let me - and your question is a terrific one, Arnie.

                    It's very much on point. There are some serious ramifications to the company. But in some ways they do offset. I had said earlier that our United Pipeline Tite Liner business is very much benefited by oil-price spikes, because our key clients, those being the oil companies, reinvest dramatically in their oil lines.

                    So we get a - we get a very positive thump when that happens. The same thing is true with steel and commodity prices as it relates to our United Pipeline business. So being a diversified company in that fashion, we are benefited when those commodities are up.

                    Now let's talk about the down. Part of the reason that we have re-assessed the cost to complete on some of our tunnel projects is we have steel forms, we have rebar, and steel prices are up dramatically in the last 12 months. And so, yes, we're digested - we have digested those cost increases. They're now in the models. And we were hurt, no question about it.

                    As to energy and oil. Resin in the CIPP business is a significant component of our cost. There are certain diameter sizes, starting with, say, 36 to 40 inches, where the cost of resin is as much as half of the cost to the client. And the driving cost factor in resin is in fact oil because it's a key component, as is benzene in order to get to the resin that we use.

                    So we have had a long-standing relationship with the vendor and we have managed those prices. But the fact of the matter is the hyper inflation or hyper cost increases in crude oil has caused serious issues with regards to our resin cost model. We are definitely being negatively impacted by that.

                    Now, having said that, the good news is, again, if you look at our CIPP business, it's a - it's a tremendous volume of very short projects, short-duration projects of small scale. And so all of the work that we bid today that we'll be doing in the first and second quarter of next year has fully taken into account those energy - or the resin cost differentials. So in that regard we are passing all of those costs along to our clients as will be represented in the first and second quarter of next year.

                    Did we get hurt in the third quarter based on stratospheric oil prices? Yes. Will we be hurt mildly in the fourth quarter? Yes. Probably not enough that you'll notice it on our income statement, but we'll be hurt by it. We also run 1,500 or so trucks and they all burn oil or gas - I mean, they all burn diesel or gas. So we have a big energy bill to pay there.

                    All of it netted out, it's important for us to watch, it's important for us to pass them on in real time to our clients. For the most part we do. Mild impact in the fourth quarter? Probably not enough that we'll even talk about it on the next conference call. But it's something we have to watch and do watch very closely.

Arnold Ursaner:     OK. I know the call's running quite a bit long, but there
                    are two kind of more strategic questions I'd like you to at least touch on if you could.

Tom Rooney:         Sure.

Arnold Ursaner:     You mentioned quite a bit about the risk management and
                    forecasting and how that's very key to your business. For guys like myself that have known your company for years, at various times in the past you didn't have the necessary IT infrastructure to do this. Again, I know it could be a long answer, but do you basically feel you have the necessary IT in place right now for what you need to do?

Tom Rooney:         Yes.  Is that short enough?

Arnold Ursaner:     That's fine, as long as we're not going to have a huge
                    expenditure next year for IT.

Tom Rooney:         Actually, Arnie, we're - one of the initiatives that we have right now is to ensure Sarb-Ox compliance ...

Arnold Ursaner:     Right.

Tom Rooney:         ... and to convert to a new IT platform that we are kind of forced to go to. That is to say from JD Edwards to One
                    World. So in '04 I believe we will have spent $2 million, in '04, on IT. So, no, in '05 - it's '04 that you're seeing it go through the pipeline, not '05.

Arnold Ursaner:     The final question for me is you I think hit on an
                    enormously important point, and I want to come back to it if I can. You mentioned for the first time you're seeing a real pick-up in real growth. And you know and we've talked about the issue that sometimes there can be different ways of measuring growth, be it projects, contracts, sort of discussion or actual letting of awards. Can you expand a little bit more on exactly what you are trying to tell us on improvement in real growth?

Tom Rooney:         Well, as much as - as many as two quarters ago we were - I was reflecting on the fact that our bid activity appeared to be up. Just our bid activity. And now if you look at the financials reported yesterday, our revenue numbers are up.

                    So the number of bid - the number of bids continues to be up, the aggregate dollar volume per bid activity is up, Insituform acquisitions of new work is up, and our revenue numbers are up. So I would suggest that that's up on almost every dimension.

Arnold Ursaner:     Can you quantify the growth rate you see in either CIPP or tunneling in your view at this point?

Tom Rooney:         No. I think that we're up - if I'm not mistaken, our revenue numbers in aggregate are up 14 percent for the first three quarters year over year. And that doesn't surprise me. Now, our revenue numbers quarter over quarter are up 23 percent.
                    Let's just say that 15 doesn't surprise me, 23 does.

Arnold Ursaner:     OK, thank you very much.

Tom Rooney:         Thank you.

Operator:           We'll go next to Craig Pieringer, of Wells Capital
                    Management.

Craig Pieringer:    Good morning, and this is quick. During the summer - I've
                    been a shareholder for slightly over a year and have yet to meet new management. And I'm anxious do so. And during the summer I - during the run-up to one of the summer conferences I had a conversation with Chris about appearing at a Wall Street conference, and at that point you said you didn't think you were quite ready. Have you been appearing at any conferences, i.e. are you getting ready or are you scheduled to appear at any?

Tom Rooney:         We're selective, to be frank with you. Selective only from the standpoint that we get invited to many, many, many. And to be frank with you and what have you, we're more focused on execution and - there's much more the need for us to be better at what we do than to brag about what we do. Having said that, we want to stay in touch with the market. We do on occasion go to conferences. And we ought to talk again, because we'd be more than interested in selectively attending some.

Craig Pieringer:    So as of this point you're not planning on being at any.

Tom Rooney:         I can't - I'd have to look at my calendar, but we're - you know, we don't have a regular tour schedule.

Craig Pieringer:    OK.  Fair enough.  Thanks.

Tom Rooney:         Thank you.

Operator:           We have a follow-up from Jeff Beach, Stifel Nicolaus.

Jeff Beach:         Yes. Are there any product segments or geographic markets
                    that are either soft or dragging your improvement right now?

Tom Rooney:         Yes. It's a temporary softness. The U.K. market is very much a privatized market. As I understand it, there are five major privatized water contracts in the U.K. I think the number's five, it might be six. And once every five years they come up for a re-letting. And when that happens, as is the nature of the beast, their through-put on rehabilitation and other works falls off dramatically.

                    And we've been through that now for the year. So that took place. And that's an anomaly, obviously. So we don't - we don't see that as a market trend in any way, shape, or form.

                    Beyond that none come to mind in terms of anything of importance. I would say, generally speaking, strong markets almost everywhere else.

Jeff Beach:         All right, thanks.

Tom Rooney:         Thank you.  I think we have time for one more question.

Operator:           Our last question is a follow-up from Chris Blackman, with
                    Empirical Capital.

Chris Blackman:     Yes. Tom, you had commented on an earlier question about the resin cost, commodity cost, oil prices and what that does to the cost of resin. At the risk of maybe exposing a little bit of a competitive - competitive information, can you comment on the difference between carbon fiber versus resin in your cost of goods sold?

Tom Rooney:         Look, pound for pound, carbon fiber is significantly more
                    expensive, but structural contribution for structural contribution it's far cheaper. At this stage I - for competitive reasons - for pure competitive reasons I'd refrain from being any more specific. It clearly allows us the opportunity to avoid and greatly mitigate the reliance on resin.

Chris Blackman:     Thank you.

Tom Rooney:         Thank you.

Operator:           And that does conclude our Q&A session. Mr. Rooney, I'll
                    turn the call back over to you.

Tom Rooney:         Well, I appreciate everybody's involvement today. We feel
                    very confident that the company's moving in the right direction. A lot of the market trends appear to be favorable, a lot of the initiatives that we've engaged in over the past year, year and a half are slowly beginning to take hold and slowly beginning to bear fruit.

                    So we're very optimistic about the future of the company. Having said that, we have a great deal of hard work ahead of us. There is apt to be an occasional bump in the road. But we do think that the long-term macro trends are favorable and very exciting for us as a company. So, again, we appreciate everybody's involvement today. Thank you very much.

Operator:           And this does conclude today's conference. Thank you for
                    your participation. You may disconnect at this time.


                                       END